EXHIBIT 99.1

Sirna Therapeutics to Present at the Brean Murray & Co. Annual Institutional Investor Conference

BOULDER, Colo., Feb 01, 2005 -- Sirna Therapeutics, Inc. (Nasdaq: RNAI), announced today that Nassim Usman, Sirna COO, will be presenting at Brean Murray & Co. annual Institutional Investor Conference on February 2, 2005 at 9:00 a.m. EST. The conference will be held at The New York Palace Hotel, New York, NY.

A link to the live web cast and recording of Sirna's presentation will be available on the Company's website http://www.sirna.com .

About Sirna Therapeutics

Sirna Therapeutics is a clinical-stage biotechnology company developing RNAi-based therapies for serious diseases and conditions, including age-related macular degeneration (AMD), Huntington's disease, diabetes, asthma, oncology, and hair removal. Sirna has initiated a Phase 1 clinical trial for its most advanced compound, Sirna-027, a chemically modified siRNA targeting the clinically validated vascular endothelial growth factor pathway to treat AMD. The Company has strategic partnerships with Eli Lilly, Targeted Genetics and Archemix and a leading intellectual property portfolio in RNAi. More information on Sirna Therapeutics is available on the Company's web site at http://www.sirna.com/ .

Statements in this press release which are not strictly historical are "forward-looking" statements which should be considered as subject to many risks and uncertainties. For example, there is a very significant risk that promising pre-clinical results cannot be reproduced in the clinic. Furthermore, Sirna's ability to develop products and to operate as a going concern are contingent upon having readily available cash to fund its operating programs and are subject to the escalating expenses and risks associated with the initiation of clinical trials and their potential outcomes. Other risks and uncertainties include Sirna's early stage of development and short operating history, whether Sirna can achieve and maintain profitability, whether Sirna can obtain and protect patents, the risk of third-party patent infringement claims, whether Sirna can engage collaborators and obtain regulatory approval for products, Sirna's concentration of stock ownership, and availability of materials for product manufacturing. These and additional risk factors are identified in Sirna's Securities and Exchange Commission filings, including the Forms 10-K and 10-Q and in other SEC filings. Sirna undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

CONTACT: Martin E. Schmieg, Sr. Vice President & CFO

of Sirna Therapeutics, Inc., +1.303.449.6500

Gregory Tiberend, The Ruth Group, +1.646.536.7005

SOURCE Sirna Therapeutics, Inc.